EXHIBIT 99.1
FOR IMMEDIATE RELEASE
Service Properties Trust Announces First Quarter 2022 Results
Net Loss of $(0.73) Per Common Share
Normalized FFO of $(0.02) Per Common Share
Adjusted EBITDAre of $90.1 million
Amended Revolving Credit Facility and Extended Maturity to January 2023
Progress on Hotel Disposition Plan Continues

Newton, MA (May 4, 2022). Service Properties Trust (Nasdaq: SVC) today announced its financial results for the quarter ended March 31, 2022.
Todd Hargreaves, President and Chief Investment Officer of SVC, made the following statement:
“Hotel operating trends began to improve in mid-February as the impact of the Omicron variant subsided and bookings increased at our urban and select service hotels. Comparable RevPAR improved as the first quarter progressed from 37.3% below 2019 levels in January 2022 to 25.7% below 2019 levels in March 2022. We expect to benefit further from a rebound in business travel in the coming quarters, particularly at our full service hotels as urban centers continue to reopen. Our net lease portfolio continues to provide steady cash flow driven by our diverse mix of tenants and industries.

In April 2022, we took important steps to improve our financial flexibility and liquidity position by amending the agreement governing our credit facility to, among other things, extend the covenant waiver period and exercising our option to extend the maturity date, and we benefited from continued execution of our previously announced hotel disposition plan. Since December 2021, we have either closed or are under purchase and sale agreements for 64 hotels for an aggregate sales price of $539.3 million and anticipate the majority of the pending sales will close by the end of the second quarter of 2022. With an improved hotel portfolio and increased cash position from hotel sales, we believe we are well positioned to benefit as lodging fundamentals improve and to address our upcoming debt maturities.”

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the Nasdaq.
No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Results for the Quarter Ended March 31, 2022:

	Three Months Ended March 31,
	2022	2021
	($ in thousands, except per share data)
Net loss	$(119,822)	$(194,990)
Net loss per common share	$(0.73)	$(1.19)
Normalized FFO (1)	$(3,409)	$(41,996)
Normalized FFO per common share (1)	$(0.02)	$(0.26)
Adjusted EBITDAre (1)	$90,106	$48,705
(1)Additional information and reconciliations of net loss determined in accordance with U.S. generally accepted accounting principles, or GAAP, to certain non-GAAP measures, including FFO, Normalized FFO, EBITDA, EBITDAre and Adjusted EBITDAre for the quarters ended March 31, 2022 and 2021 appear later in this press release.
•Net loss: Net loss for the quarter ended March 31, 2022 was $119.8 million, or $0.73 per diluted common share, compared to a net loss of $195.0 million, or $1.19 per diluted common share, for the quarter ended March 31, 2021. Net loss for the quarter ended March 31, 2022 includes a $10.3 million, or $0.06 per diluted common share, of net unrealized losses on equity securities, a $5.5 million, or $0.03 per diluted common share, net gain on sale of real estate and a $5.5 million, or $0.03 per diluted common share, loss on asset impairment. Net loss for the quarter ended March 31, 2021 includes $19.6 million, or $0.12 per diluted common share, of hotel manager transition related costs, $6.5 million, or $0.04 per diluted common share, of net unrealized losses on equity securities, and a $1.2 million, or $0.01 per diluted common share, loss on asset impairment. The weighted average number of diluted common shares outstanding was 164.7 million and 164.5 million for the quarters ended March 31, 2022 and 2021, respectively.
•Normalized FFO: Normalized FFO for the quarter ended March 31, 2022 were negative $3.4 million, or $(0.02) per diluted common share, compared to negative Normalized FFO of $42.0 million, or $(0.26) per diluted common share, for the quarter ended March 31, 2021.
•Adjusted EBITDAre: Adjusted EBITDAre for the quarter ended March 31, 2022 compared to the same period in 2021 increased 85.1% to $90.1 million.

Hotel Portfolio:
As of March 31, 2022, SVC’s 298 hotels were operated by subsidiaries of Sonesta Holdco Corporation, or Sonesta (256 hotels), Hyatt Hotels Corporation, or Hyatt (17 hotels), Radisson Hospitality, Inc., or Radisson (eight hotels), Marriott International, Inc., or Marriott (16 hotels), and InterContinental Hotels Group, plc, or IHG (one hotel).

	Three Months Ended March 31,
	2022	2021	Change
	($ in thousands, except hotel statistics)
Comparable Hotels
No. of hotels	295	295	—
No. of rooms or suites	46,596	46,596	—
Occupancy	53.6%	39.8%	13.8	pts
ADR	$114.85	$88.59	29.6%
Hotel RevPAR	$61.56	$35.26	74.6%
Hotel operating revenues (1)	$292,382	$163,508	78.8%
Hotel operating expenses (1)	$283,924	$210,414	34.9%
Hotel EBITDA (1)	$8,458	$(46,906)	n/m
Hotel EBITDA margin	2.9%	(28.7)%	n/m

All Hotels (2)
No. of hotels	298	310	(12)
No. of rooms or suites	47,285	49,015	(1,730)
Occupancy	53.3%	40.1%	13.2	pts
ADR	$115.24	$88.02	30.9%
Hotel RevPAR	$61.42	$35.30	74.0%
Hotel operating revenues (1)	$297,406	$168,953	76.0%
Hotel operating expenses (1)	$292,186	$207,129	41.1%
Hotel EBITDA (1)	$5,220	$(38,176)	n/m
Hotel EBITDA margin	1.8%	(22.6)%	n/m
(1) Reconciliations of hotel operating revenues and hotel operating expenses used to determine Hotel EBITDA from hotel operating revenues and hotel operating expenses determined in accordance with GAAP for the quarters ended March 31, 2022 and 2021 appear later in this press release.
(2) Results of all hotels as owned during the periods presented, including the results of hotels sold by SVC for the period owned by SVC.
Recent operating statistics for SVC’s hotels are as follows:
Comparable Hotels

	295 Hotels, 46,596 rooms			2022 vs 2019
	Occupancy	Average Daily Rate	RevPAR	Occupancy	Average Daily Rate	RevPAR
January	45.9%	$105.24	$48.31	(14.9)Pts	(17.0)%	(37.3)%
February	53.4%	$115.32	$61.58	(15.3)Pts	(12.7)%	(32.1)%
March	61.6%	$121.74	$74.99	(13.1)Pts	(9.9)%	(25.7)%

All Hotels

	298 Hotels, 47,285 rooms			2022 vs 2019
	Occupancy	Average Daily Rate	RevPAR	Occupancy	Average Daily Rate	RevPAR
January	45.6%	$105.51	$48.11	(15.3)Pts	(19.2)%	(39.5)%
February	53.1%	$115.58	$61.37	(15.7)Pts	(13.4)%	(33.2)%
March	61.3%	$122.29	$74.96	(13.4)Pts	(10.2)%	(26.3)%
Preliminary April 2022 occupancy, ADR and RevPAR for SVC’s 298 hotels were 65.2%, $127.86 and $83.36, respectively.
Net Lease Retail Portfolio:
SVC’s net lease retail portfolio is summarized as follows:

As of March 31, 2022
Number of properties	786
Industries	21
Tenants	174
Brands	133
Square feet	13.5 million
Occupancy	97.6%
Weighted average lease term (by annual minimum rent)	10.0 years
Rent Coverage	2.67x
During the quarter ended March 31, 2022, SVC reduced its reserve for uncollectible revenues by $0.5 million for certain of its net lease tenants. During the quarter ended March 31, 2021, SVC recorded reserves for uncollectible revenues of $4.8 million for certain of its net lease tenants.
Recent Investment Activities:
During the quarter ended March 31, 2022, SVC sold five hotels with 1,060 keys for an aggregate sales price of $60.2 million, excluding closing costs, and two net lease properties with an aggregate of 6,960 rentable square feet for an aggregate sales price of $5.4 million, excluding closing costs. From April 1, 2022 through May 4, 2022, SVC sold 16 hotels with 2,021 keys for an aggregate sales price of $169.5 million, excluding closing costs, and four net lease properties with 38,578 rentable square feet for an aggregate sales price of $3.5 million, excluding closing costs.
SVC has entered into agreements to sell 42 Sonesta branded hotels (30 extended stay hotels with 3,438 keys and 12 select service hotels with 1,517 keys) located in 22 states for an aggregate sales price of $301.1 million and five net lease properties with an aggregate of 64,617 square feet for an aggregate sales price of $3.8 million. SVC expects the majority of these sales to be completed by the end of the second quarter of 2022. SVC continues to market four additional hotels with 631 keys for sale.
Capital expenditures made at certain of SVC’s properties for the quarter ended March 31, 2022 were $28.9 million.
In April 2022, SVC funded a $25.0 million capital contribution to Sonesta related to Sonesta’s acquisition of a portfolio of hotels.

Liquidity and Financing Activities:
•As of May 3, 2022, SVC had $916.1 million of cash and cash equivalents.
•As previously announced, in April 2022, SVC and its lenders amended the agreement governing its revolving credit facility to, among other things, extend the previous covenant waiver period through December 31, 2022, modify certain covenant requirements now scheduled to resume in the third quarter of 2022, reduce the size of the facility to $800.0 million, allow for the acquisition of up to $300.0 million of real estate assets through the waiver period and increase the limit on amounts SVC can fund for certain other investments to $100.0 million through the waiver period, and require SVC to maintain minimum liquidity levels to address near term debt maturities.
•Also in April 2022, SVC exercised its option to extend the maturity date of the credit facility to January 2023. SVC has one additional six-month extension option available, subject to meeting certain conditions.

Conference Call:
On May 5, 2022 at 10:00 a.m. Eastern Time, Todd Hargreaves, President and Chief Investment Officer and Brian Donley, Chief Financial Officer and Treasurer, will host a conference call to discuss SVC’s first quarter 2022 financial results. The conference call telephone number is (877) 329-3720. Participants calling from outside the United States and Canada should dial (412) 317-5434. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through Thursday, May 12, 2022. To access the replay, dial (412) 317-0088. The replay pass code is 1691436.

A live audio webcast of the conference call will also be available in a listen-only mode on SVC’s website, www.svcreit.com. Participants wanting to access the webcast should visit SVC’s website about five minutes before the call. The archived webcast will be available for replay on SVC’s website for about one week after the call. The transcription, recording and retransmission in any way of SVC’s first quarter conference call is strictly prohibited without the prior written consent of SVC.
Supplemental Data:
A copy of SVC’s First Quarter 2022 Supplemental Operating and Financial Data is available for download at SVC’s website, www.svcreit.com. SVC’s website is not incorporated as part of this press release.
Service Properties Trust (Nasdaq: SVC) is a real estate investment trust, or REIT, with approximately $12 billion invested in two asset categories: hotels and service-focused retail net lease properties. As of March 31, 2022, SVC owned 298 hotels with over 47,000 guest rooms throughout the United States and in Puerto Rico and Canada, the majority of which are extended stay and select service. As of March 31, 2022, SVC also owned 786 retail service-focused net lease properties totaling over 13.5 million square feet throughout United States. SVC is managed by The RMR Group (Nasdaq: RMR), an alternative asset management company with more than $37 billion in assets under management as of March 31, 2022 and more than 35 years of institutional experience in buying, selling, financing and operating commercial real estate. SVC is headquartered in Newton, MA. For more information, visit www.svcreit.com.

Non-GAAP Financial Measures and Certain Definitions:
SVC presents certain “non-GAAP financial measures” within the meaning of the applicable Securities and Exchange Commission, or SEC, rules, including funds from operations, or FFO, Normalized FFO, earnings before interest, taxes, depreciation and amortization, or EBITDA, Hotel EBITDA, EBITDA for real estate, or EBITDAre, and Adjusted EBITDAre. These measures do not represent cash generated by operating activities in accordance with GAAP and should not be considered alternatives to net income (loss) as indicators of SVC’s operating performance or as measures of SVC’s liquidity. These measures should be considered in conjunction with net income (loss) as presented in SVC’s condensed consolidated statements of income (loss). SVC considers these non-GAAP measures to be appropriate supplemental measures of operating performance for a REIT, along with net income (loss). SVC believes these measures provide useful information to investors because by excluding the effects of certain historical amounts, such as depreciation and amortization expense, they may facilitate a comparison of SVC’s operating performance between periods and with other REITs and, in the case of Hotel EBITDA, reflecting only those income and expense items that are generated and incurred at the hotel level may help both investors and management to understand the operations of SVC’s hotels. SVC believes that Hotel EBITDA provides useful information to management and investors as a key measure of the profitability of its hotel operations.
Please see the pages attached hereto for a more detailed statement of SVC’s operating results and financial condition and for an explanation of SVC’s calculation of FFO and Normalized FFO, EBITDA, Hotel EBITDA, EBITDAre and Adjusted EBITDAre and a reconciliation of those amounts to amounts determined in accordance with GAAP.
Average Daily Rate, or ADR, represents rooms revenue divided by the total number of room nights sold in a given period. ADR provides useful insight on pricing at SVC’s hotels and is a measure widely used in the hotel industry.
Comparable Hotels Data: SVC presents RevPAR, ADR, and occupancy for the periods presented on a comparable basis to facilitate comparisons between periods. SVC generally defines comparable hotels as those that were owned by it on March 31, 2022 and were open and operating for the entire periods being compared. For the three months ended March 31, 2022 and 2021, SVC’s comparable results excluded three hotels that had suspended operations during part of the periods presented.
Hotel EBITDA: Hotel EBITDA is calculated as hotel operating revenues less hotel operating expenses of all managed and leased hotels, prior to any adjustments required for presentation in SVC’s condensed consolidated statements of income (loss) in accordance with GAAP.
Hotel EBITDA Margin: Hotel EBITDA Margin is Hotel EBITDA as a percentage of hotel operating revenues.
Occupancy represents the total number of room nights sold divided by the total number of room nights available at a hotel or group of hotels. Occupancy is an important measure of the utilization rate and demand of SVC’s hotels.
Rent Coverage: SVC defines Rent Coverage as earnings before interest, taxes, depreciation, amortization and rent, or EBITDAR, divided by the annual minimum rent due to SVC weighted by the minimum rent of the property to total minimum rents of the net lease portfolio. EBITDAR amounts used to determine rent coverage are generally for the latest twelve-month period reported based on the most recent operating information, if any, furnished by the tenant. Operating statements furnished by the tenant often are unaudited and, in certain cases, may not have been prepared in accordance with GAAP and are not independently verified by SVC. Tenants that do not report operating information are excluded from the rent coverage calculations. In instances where SVC does not have financial information for the most recent quarter from its tenants, it has calculated an implied EBITDAR for the 2022 first quarter using industry benchmark data to reflect current operating trends. SVC believes using this industry benchmark data provides a reasonable estimate of recent operating results and rent coverage for those tenants.

Revenue per Available Room, or RevPAR, represents rooms revenue divided by the total number of room nights available to guests for a given period. RevPAR is an industry metric correlated to occupancy and ADR and helps measure revenue performance over comparable periods.

SERVICE PROPERTIES TRUST
CONDENSED CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except share data)
(unaudited)

	As of March 31,	As of December 31,
	2022	2021
ASSETS
Real estate properties:
Land	$1,919,126	$1,918,385
Buildings, improvements and equipment	7,989,900	8,307,248
Total real estate properties, gross	9,909,026	10,225,633
Accumulated depreciation	(3,031,295)	(3,281,659)
Total real estate properties, net	6,877,731	6,943,974
Acquired real estate leases and other intangibles, net	275,504	283,241
Assets held for sale	452,100	515,518
Cash and cash equivalents	969,609	944,043
Restricted cash	2,963	3,375
Equity method investments	61,974	62,687
Investment in equity securities	50,899	61,159
Due from related persons	44,430	48,168
Other assets, net	281,862	291,150
Total assets	$9,017,072	$9,153,315

LIABILITIES AND SHAREHOLDERS’ EQUITY
Revolving credit facility	$1,000,000	$1,000,000
Senior unsecured notes, net	6,146,258	6,143,022
Accounts payable and other liabilities	422,490	433,448
Due to related persons	14,025	21,539
Total liabilities	7,582,773	7,598,009

Commitments and contingencies

Shareholders’ equity:
Common shares of beneficial interest, $.01 par value; 200,000,000 shares authorized; 165,091,533 and 165,092,333 shares issued and outstanding, respectively	1,651	1,651
Additional paid in capital	4,553,020	4,552,558
Cumulative other comprehensive income	783	779
Cumulative net income available for common shareholders	2,515,838	2,635,660
Cumulative common distributions	(5,636,993)	(5,635,342)
Total shareholders’ equity	1,434,299	1,555,306
Total liabilities and shareholders’ equity	$9,017,072	$9,153,315

SERVICE PROPERTIES TRUST
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Revenues:
Hotel operating revenues (1)	$297,406	$168,953
Rental income (2)	96,358	92,217
Total revenues	393,764	261,170

Expenses:
Hotel operating expenses (1)(3)	290,343	195,352
Other operating expenses	2,269	3,417
Depreciation and amortization	104,113	124,368
General and administrative	11,989	12,657
Loss on asset impairment, net (4)	5,500	1,211
Transaction related costs (5)	1,177	19,635
Total expenses	415,391	356,640

Gain (loss) on sale of real estate, net (6)	5,548	(9)
Unrealized losses on equity securities, net (7)	(10,260)	(6,481)
Interest income	273	57
Interest expense (including amortization of debt issuance costs and debt discounts and premiums of $5,913 and $4,355, respectively)	(92,344)	(89,391)
Loss before income taxes and equity in losses of an investee	(118,410)	(191,294)
Income tax expense	(695)	(853)
Equity in losses of an investee (8)	(717)	(2,843)
Net loss	$(119,822)	$(194,990)

Weighted average common shares outstanding (basic and diluted)	164,667	164,498

Net loss per common share (basic and diluted)	$(0.73)	$(1.19)
See Notes on page 13.

SERVICE PROPERTIES TRUST
RECONCILIATIONS OF FUNDS FROM OPERATIONS, NORMALIZED FUNDS
FROM OPERATIONS, EBITDA, EBITDAre AND ADJUSTED EBITDAre
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Calculation of FFO and Normalized FFO: (9)
Net loss	$(119,822)	$(194,990)
Add (Less): Depreciation and amortization	104,113	124,368
Loss on asset impairment, net (4)	5,500	1,211
(Gain) loss on sale of real estate, net (6)	(5,548)	9
Unrealized losses on equity securities, net (7)	10,260	6,481
Adjustments to reflect SVC’s share of FFO attributable to an investee (8)	666	465
FFO	(4,831)	(62,456)
Add (Less): Transaction related costs (5)	1,177	19,635
Adjustments to reflect SVC's share of Normalized FFO attributable to an investee (8)	245	825
Normalized FFO	$(3,409)	$(41,996)

Weighted average common shares outstanding (basic and diluted)	164,667	164,498

Basic and diluted per common share amounts:
Net loss per share	$(0.73)	$(1.19)
FFO	$(0.03)	$(0.38)
Normalized FFO	$(0.02)	$(0.26)
Distributions declared per share	$0.01	$0.01

	Three Months Ended March 31,
	2022	2021
Calculation of EBITDA, EBITDAre and Adjusted EBITDAre:(10)
Net loss	$(119,822)	$(194,990)
Add (Less): Interest expense	92,344	89,391
Income tax expense	695	853
Depreciation and amortization	104,113	124,368
EBITDA	77,330	19,622
Add (Less): Loss on asset impairment, net (4)	5,500	1,211
(Gain) loss on sale of real estate, net (6)	(5,548)	9
Adjustments to reflect SVC’s share of EBITDAre attributable to an investee (8)	680	543
EBITDAre	77,962	21,385
Add (Less): Transaction related costs (5)	1,177	19,635
Unrealized losses on equity securities, net (7)	10,260	6,481
Adjustments to reflect SVC’s share of Adjusted EBITDAre attributable to an investee (8)	245	825
General and administrative expense paid in common shares (11)	462	379
Adjusted EBITDAre	$90,106	$48,705

See Notes on page 13.

SERVICE PROPERTIES TRUST
CALCULATION AND RECONCILIATION OF HOTEL EBITDA
Comparable Hotels
(amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021
Number of hotels	295	295
Room revenues	$254,623	$147,785
Food and beverage revenues	25,145	7,834
Other revenues	12,614	7,889
Hotel operating revenues - comparable hotels	292,382	163,508
Rooms expenses	86,475	55,101
Food and beverage expenses	22,233	8,676
Other direct and indirect expenses	126,378	110,530
Management fees	11,554	5,152
Real estate taxes, insurance and other	35,490	30,192
FF&E reserves (12)	1,794	764
Hotel operating expenses - comparable hotels	283,924	210,414
Hotel EBITDA - comparable hotels	$8,458	$(46,906)
Hotel EBITDA Margin	2.9%	(28.7)%

Hotel operating revenues (GAAP) (1)	$297,406	$168,953
Add (Less):
Hotel operating revenues from non-comparable hotels	(5,024)	(5,445)
Hotel operating revenues - comparable hotels	$292,382	$163,508

Hotel operating expenses (GAAP) (1)	$290,343	$195,352
Add (Less):
Hotel operating expenses from non-comparable hotels	(8,276)	3,285
Reduction for security deposit and guaranty fundings, net (3)	—	10,392
FF&E reserves from managed hotel operations (12)	1,236	764
Other (13)	621	621
Hotel operating expenses - comparable hotels	$283,924	$210,414

See Notes on page 13.

SERVICE PROPERTIES TRUST
CALCULATION AND RECONCILIATION OF HOTEL EBITDA
All Hotels
(amounts in thousands)
(unaudited)

	Three Months Ended March 31,
	2022	2021

Room revenues	$258,620	$152,728
Food and beverage revenues	25,902	8,172
Other revenues	12,884	8,053
Hotel operating revenues	297,406	168,953
Rooms expenses	88,743	56,578
Food and beverage expenses	23,234	9,042
Other direct and indirect expenses	127,017	99,766
Management fees	11,332	5,238
Real estate taxes, insurance and other	40,638	35,741
FF&E reserves (12)	1,222	764
Hotel operating expenses	292,186	207,129
Hotel EBITDA	$5,220	$(38,176)
Hotel EBITDA Margin	1.8%	(22.6)%

Hotel operating expenses (GAAP) (1)	$290,343	$195,352
Add (Less):
Reduction for security deposit and guaranty fundings, net (3)	—	10,392
FF&E reserves from managed hotels operations (12)	1,222	764
Other (13)	621	621
Hotel operating expenses	$292,186	$207,129

See Notes on page 13

(1)As of March 31, 2022, SVC owned 298 hotels. SVC’s condensed consolidated statements of income (loss) include hotel operating revenues and expenses of its managed hotels.
(2)SVC reduced rental income by $1,973 and $1,883 for the three months ended March 31, 2022 and 2021, respectively, to record scheduled rent changes under certain of SVC’s leases, the deferred rent obligations under SVC’s leases with TravelCenters of America Inc., or TA, and the estimated future payments to SVC under its leases with TA for the cost of removing underground storage tanks on a straight-line basis.
(3)When managers of SVC’s hotels are required to fund the shortfalls of owner’s priority return under the terms of SVC’s management agreements or their guarantees, SVC reflects such fundings in its condensed consolidated statements of income (loss) as a reduction of hotel operating expenses. There was no net reduction to hotel operating expenses during the three months ended March 31, 2022. The net reduction to hotel operating expenses was $10,392 for the three months ended March 31, 2021.
(4)SVC recorded loss on asset impairment of $5,500 to reduce the carrying value of 25 hotels during the three months ended March 31, 2022 and $1,211 to reduce the carrying value of two net lease properties to their estimated fair value less costs to sell during the three months March 31, 2021.
(5)Transaction related costs for the three months ended March 31, 2022 of $1,177 primarily consisted of legal and other professional services costs related to SVC’s hotel rebrandings. Transaction related costs for the three months ended March 31, 2021 consisted of $19,635 of hotel manager transition related costs resulting from the rebranding of 88 hotels during the period.
(6)SVC recorded a $5,548 net gain on sale of real estate during the three months ended March 31, 2022 in connection with the sale of five hotels and two net lease properties. SVC recorded a $9 net loss on sale of real estate during the three months ended March 31, 2021 in connection with the sale of one net lease property.
(7)Unrealized gain or loss on equity securities, net represents the adjustment required to adjust the carrying value of SVC’s investment in shares of TA common stock to its fair value.
(8)Represents SVC’s proportionate share from its equity investment in Sonesta.
(9)SVC calculates FFO and Normalized FFO as shown above. FFO is calculated on the basis defined by The National Association of Real Estate Investment Trusts, or Nareit, which is net income (loss), calculated in accordance with GAAP, excluding any gain or loss on sale of properties and loss on impairment of real estate assets, if any, plus real estate depreciation and amortization, less any unrealized gains and losses on equity securities, as well as adjustments to reflect SVC’s share of FFO attributable to an investee and certain other adjustments currently not applicable to SVC. In calculating Normalized FFO, SVC adjusts for the items shown above. FFO and Normalized FFO are among the factors considered by SVC’s Board of Trustees when determining the amount of distributions to its shareholders. Other factors include, but are not limited to, requirements to satisfy SVC’s REIT distribution requirements, limitations in its credit agreement and public debt covenants, the availability to SVC of debt and equity capital, SVC’s distribution rate as a percentage of the trading price of its common shares, or dividend yield, and to the dividend yield of other REITs, SVC’s expectation of its future capital requirements and operating performance and SVC’s expected needs for and availability of cash to pay its obligations. Other real estate companies and REITs may calculate FFO and Normalized FFO differently than SVC does.
(10)SVC calculates EBITDA, EBITDAre, and Adjusted EBITDAre as shown above. EBITDAre is calculated on the basis defined by Nareit which is EBITDA, excluding gains and losses on the sale of real estate, loss on impairment of real estate assets, if any, and adjustments to reflect SVC’s share of EBITDAre attributable to an investee. In calculating Adjusted EBITDAre, SVC adjusts for the items shown above. Other real estate companies and REITs may calculate EBITDA, EBITDAre and Adjusted EBITDAre differently than SVC does.
(11)Amounts represent the equity compensation for SVC’s Trustees, officers and certain other employees of SVC’s manager.
(12)Various percentages of total sales at certain of SVC’s hotels are escrowed as reserves for future renovations or refurbishments, or FF&E reserve escrows. SVC owns all the FF&E reserve escrows for its hotels.
(13)SVC is amortizing a liability it recorded for the fair value of its initial investment in Sonesta as a reduction to hotel operating expenses in its condensed consolidated statements of income (loss). SVC reduced hotel operating expenses by $621 for each of the three months ended March 31, 2022 and 2021.

Warning Concerning Forward-Looking Statements
This press release contains statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other securities laws. Whenever SVC uses words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “will,” “may” and negatives or derivatives of these or similar expressions, SVC is making forward-looking statements. These forward-looking statements are based upon SVC’s present intent, beliefs or expectations, but forward-looking statements are not guaranteed to occur and may not occur. Actual results may differ materially from those contained in or implied by SVC’s forward-looking statements. Forward-looking statements involve known and unknown risks, uncertainties and other factors, some of which are beyond SVC’s control. For example:
•Mr. Hargreaves states that as the impact of the Omicron variant subsided in mid-February, hotel operating trends began to improve and bookings increased at SVC’s urban and select service hotels. Mr. Hargreaves also noted that SVC expects to benefit further from a rebound in business travel in the coming quarters. This may imply that bookings at SVC’s urban and select service hotels will continue to increase, that business travel will continue to improve and that SVC will benefit as a result; however, the hotel industry and SVC’s business are subject to various risks, including risks beyond its control, such as the continued impact of the COVID-19 pandemic and economic conditions. As a result, bookings at SVC’s urban and select service may not improve at SVC’s hotels and may decline in the future, and SVC may not realize any benefits from improvements in business travel, if any;
•Mr. Hargreaves states that SVC’s net lease properties continue to provide steady cash flows. However, SVC’s net lease tenants may become unable or unwilling to pay rents due to SVC, which could adversely impact SVC and the value of its net lease properties;
•Mr. Hargreaves states that, with an improved hotel portfolio and increased cash position from hotel sales, SVC believes it is well positioned to address its upcoming debt maturities and to benefit as lodging fundamentally improves; however, SVC may not succeed in selling the hotels at the prices and on the timing it expects if at all and lodging fundamentals may not return to the extent SVC expects if at all and they could decline. For these and other possible reasons, SVC may not be able to address its upcoming debt maturities or realize any benefit from lodging fundamentals;
•Although SVC has modified certain covenants under its credit agreement through December 31, 2022, if SVC's operating results and financial condition are further adversely impacted by the COVID-19 pandemic or fail to sufficiently improve, it may fail to comply with the terms of the waiver and other requirements under its credit agreement, and SVC may also fail to satisfy certain financial requirements under the agreements governing its public debt. For example, SVC's ratio of consolidated income available for debt service to debt service was below the 1.5x incurrence requirement under its revolving credit facility and its public debt covenants as of December 31, 2021, and SVC cannot be certain how long this ratio will remain below 1.5x. SVC is currently unable to incur additional debt because this ratio is below 1.5x on a pro forma basis, but is not required to repay outstanding debt as a result of failure to comply with this requirement. SVC is currently fully drawn under its revolving credit facility and could also be required to repay its outstanding debt as a result of non-compliance with certain other requirements of its credit agreement or the agreements governing its public debt. SVC may therefore experience future liquidity constraints, as it is currently unable to incur additional debt under its credit agreement or otherwise for failure to comply with the requirements of its credit agreement or the agreements governing its public debt, and SVC will be limited to its cash on hand or be forced to raise additional sources of capital or take other measures to repay its debt or maintain adequate liquidity; and
•SVC has entered or expects to enter agreements for the sale of 47 properties for an aggregate sales price of $304.9 million and expects to complete these sales by the end of the second quarter of 2022. The sales of SVC’s properties are subject to conditions; accordingly, SVC cannot provide any assurance that it will sell any of these properties and the sales may be delayed, may not occur or their terms may change. Any sales it may complete may be at prices less than SVC expects.

The information contained in SVC’s filings with the SEC, including under the caption “Risk Factors” in SVC’s periodic reports, or incorporated therein, identifies other important factors that could cause differences from SVC’s forward-looking statements. SVC’s filings with the SEC are available on the SEC’s website at www.sec.gov.
You should not place undue reliance upon forward-looking statements.
Except as required by law, SVC does not intend to update or change any forward-looking statements as a result of new information, future events or otherwise.
Contact:
Kristin Brown, Director, Investor Relations
(617) 658-0776
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